Exhibit 99.1
SEITEL, INC. COMMENCES A CONSENT SOLICITATION WITH RESPECT TO
ITS 11 3/4% SENIOR NOTES DUE 2011
HOUSTON, Dec. 13, 2005/PRNewswire-FirstCall/ — Seitel, Inc. (OTC Bulletin Board: SELA), a leading provider of seismic data to the oil and gas industry, today announced that it has commenced a solicitation of consents from holders of record as of December 12, 2005 of its 11 3/4% Senior Notes due 2011 (the “Notes”) to certain proposed amendments to the indenture governing the Notes (the “Indenture”). If adopted, the proposed amendments would exclude from the Indenture’s limitation on the amount of the Company’s capital expenditures during any fiscal year all monies paid or agreed to be paid by third parties to the Company and its restricted subsidiaries (as defined in the Indenture) for the purposes of funding the acquisition of new seismic data to which the Company and its restricted subsidiaries acquire ownership and to which the third party is granted a contemporaneous license with a limited exclusivity period.
The consent solicitation will expire at 5:00 p.m., New York City time, on December 22, 2005 (the “Expiration Date”) unless terminated or extended. The effectiveness of the proposed amendments is subject to the satisfaction of certain conditions, including receipt of valid consents from holders of a majority in aggregate principal amount of all outstanding Notes prior to the Expiration Date, payment of the consent fee, receipt of consent to the proposed amendments from the lender under Seitel’s revolving credit facility, and execution of an amendment to such credit facility so that such facility treats funds provided by third parties for the purposes of funding the acquisition of new seismic data in a manner substantially identical to the Indenture. If and when the proposed amendments become effective, Seitel will pay a cash consent fee of $30 for each $1,000 of principal amount of Notes for which a consent is validly delivered and not revoked.
The terms and conditions of the consent solicitation are contained in Seitel’s Consent Solicitation Statement, dated December 13, 2005, and the related Letter of Consent. Holders of Notes can obtain copies of the Consent Solicitation Statement and related material from the Information Agent, Georgeson Shareholder Communications Inc. at (888) 867-7059 (toll free) or (212) 440-9800 (call collect).
UBS Securities LLC is acting as Solicitation Agent for the consent solicitation. Questions regarding the consent solicitation may be directed to UBS Securities LLC at (888) 722-9555 ext. 4210 (toll free) or (203) 719-4210.
This release does not constitute an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The solicitation is being made solely by the Consent Solicitation Statement dated December 13, 2005.

ABOUT SEITEL
Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel’s products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel’s seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi- component data. Seitel has ownership in over 34,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with more than 1,000 customers.

Contact:	Robert Monson, President and CEO
713-881-2816
Jennifer Tweeton, Vollmer Public Relations
713-970-2100